SIGMA LABS

August 31, 2017

Mr. Darren Beckett
c/o Nick Pearce, Alexander Daniels Global

Re: Employment Offer: Engineering Manager

Dear Mr. Beckett,

I am pleased to offer you a full-time position as Engineering Manager with Sigma Labs, Inc. You will be paid bi-monthly on an exempt basis $5,625.00 per pay period with 24 pay periods in the year. You will be exempt from minimum wage and overtime pay requirements and you will report to the President/CTO of Sigma Labs, Inc. Our employment relationship will be terminable at-will, which means that either you or Sigma Labs, Inc. may terminate your employment at any time and for any reason.

As a regular full-time employee, you are eligible to receive medical, dental, life, short & long-term disability, participate in the Section 125 cafeteria plan, vision plan, 401K plan, accrue annual leave and receive holiday benefits. If you elect insurance benefits, please return all paperwork to me no later than your start date for coverages to begin at the earliest possible date. Please note that all insurance coverages are based upon meeting the insurance company's enrollment requirements. If you choose *not* to elect any of the coverages, you will need to complete a waiver form, which will be provided.

Sigma Labs has a 2013 Equity Incentive Plan (the "Plan") and wants to acknowledge the key nature and value of your position to the long term success of the company by granting you under the Plan, effective upon the date your employment commences, a non-qualified stock option (the "Start Date Option") to purchase up to 15,000 shares of common stock of Sigma Labs. The Start Date Option will have an exercise price equal to the closing price of our common stock on the date of grant, will vest in accordance with the schedule listed in Exhibit A, provided you are in the employ of the company at each of the following dates, September 25, 2018, 2019, 2020 and 2021, and be on such other terms and provisions as are contained in Sigma Labs' standard-form nonqualified stock option agreement under the Plan. We will provide you with copies of the foregoing stock option agreement and letter agreement on or before the date your employment commences.

Regarding location of your assigned position, Sigma Labs recognizes that you will execute your primary duties at 3900 Paseo del Sol, Santa Fe, NM 87507.

If you have any questions or concerns about this offer letter, please let me know. Otherwise, please note your acceptance of this offer by signing in the space provided below. Upon completion, please PDF and send to me via e-mail no later than, Monday, September 25, 2017. Please mail all original documentation to the company address. Nothing written in this letter changes our at-will employment relationship either implied, in writing, or orally into a contract.

I sincerely hope that you find the terms of this offer to be acceptable, and we look forward to a mutually rewarding association.

Sincerely,

Mark J. Cola
President & CTO

Position Accepted By

Darren Beckett

Date 9/5/17

Exhibit A:
Stock Option Vesting Schedule

end year 1	750
end year 2	2,250
end year 3	3,750
end year 4	8,250
Total	**15,000**

9/3/17